EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Senior Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2019 First Quarter Results

•	Infrastructure revenues increased 15 percent on higher Road Zipper System® sales

•	Overall revenues decreased as a result of previously announced business divestitures

•	Excluding impact of divestitures, North America irrigation revenues increased 5 percent

•	GAAP diluted earnings per share of $0.11 ($0.38 adjusted)[1], compared to $0.30 in the prior year

OMAHA, Neb., January 8, 2019—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter ended November 30, 2018.

First Quarter Summary

Revenues for the first quarter of fiscal 2019 were $112.0 million, a decrease of $12.5 million, or 10 percent, compared to revenues of $124.5 million in the prior year’s first quarter. Revenues decreased $14.0 million as a result of the completion of previously announced business divestitures.

Net earnings for the quarter were $1.2 million and diluted earnings per share were $0.11, compared with net earnings of $3.2 million and diluted earnings per share of $0.30 for the same period in the prior year. Net earnings for the quarter were reduced by after-tax costs of $2.9 million, or $0.27 per diluted share, related to the Company’s Foundation for Growth initiative. Adjusted net earnings for the first quarter were $4.1 million, or $0.38 per diluted share.1

“As expected, market headwinds in North America constrained demand for irrigation equipment in our first quarter; however disciplined price management in response to higher input costs led to revenue growth for the quarter,” said Tim Hassinger, President and Chief Executive Officer. “We continue to make progress on our Foundation for Growth initiative, and during the quarter we completed the last of our previously announced divestitures.”

Segment Results

Irrigation segment revenues for the first quarter of fiscal 2019 were $87.6 million, a decrease of $15.8 million, or 15 percent, compared to $103.4 million in the prior year’s first quarter. Excluding the impact of the divestitures, North America irrigation revenues of $56.5 million increased $2.7 million, or 5 percent, compared to the prior year. International irrigation revenues of $31.1 million decreased $4.5 million, or 13 percent, compared to the prior year. Differences in foreign currency exchange rates accounted for $2.4 million of the decline.

Irrigation segment operating margin was 8.9 percent of sales in the first quarter (9.0 percent adjusted)1, compared to 7.6 percent of sales in the prior year. Improved operating margin resulted from improvement in North America, supported by the impact of the divestitures as well as price realization and a more favorable product mix.

Infrastructure segment revenues for the first quarter of fiscal 2019 were $24.3 million, an increase of $3.1 million, or 15 percent, compared to $21.2 million in the prior year’s first quarter. The increase resulted from higher Road Zipper System® sales which were partially offset by lower sales of road safety products.

[1]	Please see Reg G reconciliation of GAAP operating income, net earnings and earnings per share to adjusted figures at end of document.

Infrastructure segment operating margin was 17.1 percent of sales in the first quarter (17.6 percent adjusted)1, compared to 15.5 percent of sales in the first quarter of the prior year. Improved operating margin resulted from a more favorable product mix and lower operating costs compared to the prior year.

The backlog of unshipped orders at November 30, 2018 was $48.9 million, compared with $80.3 million at November 30, 2017 reflecting a decrease in both the Irrigation and Infrastructure backlogs. Approximately $13.0 million of the backlog reduction resulted from the business divestitures and $14.0 million is from a large infrastructure project completed in the prior fiscal year.

Foundation for Growth Initiative

In fiscal 2018, the Company announced a defined performance improvement initiative, referred to as Foundation for Growth, with the objectives of simplifying the business and achieving operating margin performance of 11 percent to 12 percent in fiscal 2020, exclusive of market changes.

First quarter fiscal 2019 operating expenses include pre-tax costs of $4.0 million in connection with the Foundation for Growth initiative, of which $3.8 million represents professional consulting fees with the remainder representing severance costs and a loss on sale of a business. These costs, and additional future costs anticipated in connection with this initiative, are expected to be recovered through improved operating income in fiscal 2020.

Outlook

“Passage of the 2018 farm bill provides a source of modest optimism that North America irrigation market conditions will see improvement.” said Mr. Hassinger. “In the international markets, we are seeing signs of improved conditions in Brazil as well as increased interest in developing markets.”

Mr. Hassinger added, “We continue to build a solid pipeline of Road Zipper System projects to support growth in the infrastructure business; however, the long lead times required to complete these projects can impact the timing of when we will realize the value from the increased focus on this business.”

First Quarter Conference Call

Lindsay’s fiscal 2019 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. The Lindsay family of irrigation brands includes Zimmatic® and FieldNET® as well as irrigation consulting, design, advanced machine-to-machine communication, remote control, monitoring and scheduling technology, and wireless networking solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2018	November 30, 2017
Operating revenues	$111,951	$124,526
Cost of operating revenues	83,303	92,129

Gross profit	28,648	32,397

Operating expenses:
Selling expense	7,982	10,225
General and administrative expense	15,058	11,918
Engineering and research expense	3,568	4,053

Total operating expenses	26,608	26,196

Operating income	2,040	6,201
Interest expense	(1,205)	(1,181)
Interest income	654	320
Other income (expense), net	192	(548)

Earnings before income taxes	1,681	4,792
Income tax expense	469	1,607

Net earnings	$1,212	$3,185

Earnings per share:
Basic	$0.11	$0.30
Diluted	$0.11	$0.30

Shares used in computing earnings per share:
Basic	10,766	10,705
Diluted	10,806	10,740

Cash dividends declared per share	$0.31	$0.30

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended
(in thousands)	November 30, 2018	November 30, 2017
Operating revenues:
Irrigation segment	$87,610	$103,353
Infrastructure segment	24,341	21,173

Total operating revenues	$111,951	$124,526

Operating income:
Irrigation segment	$7,783	$7,851
Infrastructure segment	4,168	3,291
Corporate	(9,911)	(4,941)

Total operating income	$2,040	$6,201

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as irrigation consulting and design, remote control and monitoring, irrigation scheduling, and machine-to-machine technology.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	November 30, 2018	November 30, 2017	August 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$137,217	$109,450	$160,787
Receivables, net	84,864	79,774	69,107
Inventories, net	88,912	93,994	79,233
Prepaid expenses	3,199	3,555	3,883
Assets held-for-sale	2,744	—	10,837
Other current assets	8,386	9,461	7,204

Total current assets	325,322	296,234	331,051

Property, plant, and equipment, net	60,482	72,940	57,248
Intangibles, net	26,576	41,702	27,376
Goodwill	64,557	77,127	64,671
Deferred income tax assets	5,639	3,111	6,645
Other noncurrent assets, net	19,943	12,293	13,265

Total assets	$502,519	$503,407	$500,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,338	$41,046	$30,530
Current portion of long-term debt	206	202	205
Liabilities held-for-sale	—	—	2,424
Other current liabilities	41,480	48,875	46,935

Total current liabilities	83,024	90,123	80,094

Pension benefits liabilities	5,803	6,223	5,874
Long-term debt	116,518	116,724	116,570
Deferred income tax liabilities	1,048	1,649	1,083
Other noncurrent liabilities	19,451	19,456	19,769

Total liabilities	225,844	234,175	223,390

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,870	18,805	18,841
Capital in excess of stated value	68,710	63,191	68,465
Retained earnings	483,811	477,584	484,886
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(17,478)	(13,110)	(18,088)

Total shareholders’ equity	276,675	269,232	276,866

Total liabilities and shareholders’ equity	$502,519	$503,407	$500,256

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended
(in thousands)	November 30, 2018	November 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$1,212	$3,185
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,424	4,335
Loss on sale of business	67	—
Provision for uncollectible accounts receivable	(159)	112
Deferred income taxes	742	2,111
Share-based compensation expense	1,303	1,001
Other, net	(1,053)	614
Changes in assets and liabilities:
Receivables	(14,782)	(6,526)
Inventories	(11,387)	(8,672)
Prepaid expenses and other current assets	298	(15)
Accounts payable	13,917	4,642
Other current liabilities	(7,106)	(6,156)
Other noncurrent assets and liabilities	(792)	399

Net cash used in operating activities	(14,316)	(4,970)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(5,701)	(1,991)
Proceeds from settlement of net investment hedges	962	101
Payments for settlement of net investment hedges	—	(1,176)
Other investing activities, net	8	74

Net cash used in investing activities	(4,731)	(2,992)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	177	132
Common stock withheld for payroll tax obligations	(1,120)	(828)
Principal payments on long-term debt	(51)	(50)
Dividends paid	(3,344)	(3,216)

Net cash used in financing activities	(4,338)	(3,962)

Effect of exchange rate changes on cash and cash equivalents	(185)	(246)

Net change in cash and cash equivalents	(23,570)	(12,170)
Cash and cash equivalents, beginning of period	160,787	121,620

Cash and cash equivalents, end of period	$137,217	$109,450

LINDSAY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

The non-GAAP tables below disclose (a) the impact on diluted earnings per share of consulting fees, severance costs and loss from business divestitures, associated with the Company’s Foundation for Growth Initiative (“FFG costs”), (b) the impact on operating income of FFG costs, and (c) the impact on segment operating income of FFG costs. Management believes adjusted net earnings, adjusted diluted earnings per share and adjusted operating income are important indicators of the Company’s business performance because they exclude items that may not be indicative of, or may be unrelated to, the Company’s underlying operating results, and provide a useful baseline for analyzing trends in the business. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. These adjusted financial measures should not be considered in isolation or as a substitute for reported net earnings, diluted earnings per share and operating income. These non-GAAP financial measures reflect an additional way of viewing the Company’s operations that, when viewed with the GAAP results and the following reconciliations to the corresponding GAAP financial measures, management believes provides a more complete understanding of the Company’s business.

	Three months ended
(in thousands, except per share amounts)	November 30, 2018	Diluted earnings per share
Net earnings - reported GAAP measure	$1,212	$0.11
FFG costs - after tax	2,916	0.27

Net earnings - adjusted	$4,128	$0.38

Average shares outstanding - diluted		10,806

	For the three months ended November 30, 2018
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate
Operating income - reported GAAP measure	$2,040	$7,783	$4,168	$(9,911)
FFG costs - before tax	3,995	126	112	3,757

Adjusted operating income	$6,035	$7,909	$4,280	$(6,154)

Operating revenues	$111,951	$87,610	$24,341	$—
Operating income as a percent of operating revenues	1.8%	8.9%	17.1%	N/A
Adjusted operating income as a percent of operating revenues	5.4%	9.0%	17.6%	N/A